Exhibit 10.21

THIS CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE COMPANY AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY TO THE EFFECT THAT ANY SALE OR OTHER DISPOSITION IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

BRAND ENGAGEMENT NETWORK INC.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $1,900,000	Dated as of April 12, 2024

FOR VALUE RECEIVED and subject to the terms and conditions set forth herein, Brand Engagement Network Inc., a Delaware corporation (the “Maker”), promises to pay to the order of J.V.B. Financial Group, LLC, a Delaware limited liability company or its successors or permitted assigns (the “Payee”), in lawful money of the United States of America, the principal amount of ONE MILLION NINE HUNDRED THOUSAND DOLLARS ($1,900,000), together with accrued and unpaid interest thereon at the rate set forth in Section 2 below, on the terms and subject to the conditions set forth in this Note. Except as otherwise set forth herein, all payments on this Note shall be made by check or wire transfer of immediately available funds to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

Reference is hereby made to that certain Amendment to Engagement Letter, dated April 12, 2024 (the “Amendment”), by and between the Maker and the Payee, which amended that certain Engagement Letter, dated as of February 27, 2023, by and between the Maker and Payee (the “Original Engagement Letter” and, together with the Amendment, the “Engagement Letter”), pursuant to which Payee agreed to defer payment for the services contemplated by the Original Engagement Letter. Capitalized terms used but not defined herein shall have the meaning set forth in the Engagement Letter.

1. Principal. All unpaid principal under this Note shall be due and payable on March 14, 2025 (the “Maturity Date”), in cash or into Shares (as defined below), at the election of the Maker, pursuant to Section 6 or accelerated upon the occurrence of an Event of Default (as defined below) pursuant to Section 8. The Maker may prepay this Note in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

2. Interest. Beginning on October 14, 2024, interest shall accrue at the fixed rate of eight percent (8%) per annum on the outstanding principal amount of this Note until this Note is paid in full, whether at maturity, upon acceleration, by prepayment, by conversion, or otherwise. Interest shall be payable in cash monthly in arrears to the Payee on the last day of each month commencing on October 31, 2024 (each such day, an “Interest Payment Date”). Notwithstanding the foregoing sentence, the Maker may, by notice to the Payee given not less than 3 days prior to any Interest Payment Date, elect to pay interest on the Note in kind (and not in cash) by capitalizing such interest as additional principal. If the Maker does not timely so elect for any accrued interest payable on any Interest Payment Date, all accrued interest due and payable on such Interest Payment Date shall be payable in cash and, if the Maker fails to pay such accrued interest in cash for any reason, then all such unpaid accrued interest shall compound quarterly on March 31, June 30, September 30 and December 31 of each year while any amounts remain outstanding under this Note. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day (as defined below), such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

3. Application of Payments. All payments shall be applied first to the payment of fees or charges outstanding hereunder (including any costs incurred in the collection of any sum due under this Note and reasonable attorney’s fees), second to accrued interest, and third to the payment of the unpaid principal balance of this Note. For the avoidance of doubt, if Payee raises $10,000,000 or more in the aggregate in one or more capital raising transactions via a private placement, registered offering or registered direct offering, in each instance, of equity, equity-linked, convertible and/or debt securities conducted with third parties (each, a “Qualified Transaction”) from and after April 12, 2024, Payee shall immediately prepay a portion of this Note together with accrued interest thereon in an amount equal to 7.5% of the proceeds raised from each such Qualified Transaction from and after the $10,000,000 threshold is met (so, for example, if Maker raised $7,000,000 in one transaction and an additional $4,000,000 in a subsequent transaction, Maker would be required to pay $825,000 to Payee upon the closing of the subsequent offering and 7.5% of all proceeds received from each and every transaction thereafter until no amounts remain outstanding under this Note).

4. Representations and Warranties. Maker hereby represents and warrants to the Payee on the date hereof as follows: (a) Maker is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its jurisdiction of organization; (b) Maker has the requisite power and authority to execute and deliver this Note, and to perform its obligations hereunder; (c) the execution and delivery of this Note by Maker and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable laws; (d) Maker has duly executed and delivered this Note; (e) no consent or authorization of, filing with, notice to, or other act by, or in respect of, any governmental authority or any other person or entity is required in order for Maker to execute, deliver, or perform any of its obligations under this Note; (f) the execution and delivery of this Note and the consummation by Maker of the transactions contemplated hereby do not and will not (i) violate any law applicable to Maker or by which any of its properties or assets may be bound or (ii) constitute a default under any agreement or contract by which Maker may be bound; (g) this Note is a valid, legal, and binding obligation of the Maker, enforceable against Maker in accordance with its terms; and (h) no action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or governmental authority is pending or, to the knowledge of Maker, threatened by or against Maker or any of its property or assets (i) with respect to this Note or any of the transactions contemplated hereby or (ii) that could reasonably be expected to materially adversely affect Maker’s financial condition or the ability of Maker to perform its obligations under this Note.

5. Events of Default. The occurrence of any of the following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by the Maker to pay any amount due or issue any Shares pursuant to, or as required by, this Note within five (5) Business Days after the dates specified herein.

(b) Failure to Comply with Covenants. The failure of the Maker to comply in all material respects (except to the extent otherwise qualified by materiality) with the covenants, conditions or agreements set forth in this Note.

(c) Breach of Representation or Warranty. Any representation or warranty made by Maker hereunder is incorrect in any material respect (except to the extent otherwise qualified by materiality) when made.

(d) Voluntary Bankruptcy, Etc. The commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or for any substantial part of its property or the making by it of any assignment for the benefit of creditors or the taking of corporate action by the Maker in furtherance of any of the foregoing.

(e) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs.

6. Conversion

(a) Conversion. Beginning on December 14, 2024 (the “First Conversion Date”), the Payee may, in its sole discretion, convert a portion of any amounts outstanding under this Note into common stock of the Maker (“Shares”) equal to: (i) up to 40% of the outstanding principal balance plus accrued interest due under the Note divided by (ii) a price per share (the “Conversion Purchase Price”) equal to 92.75% of the arithmetic average of the Daily VWAP (defined below) for the five (5) VWAP Trading Days (defined below) ending on the VWAP Trading Day immediately preceding the applicable Conversion Date; provided, that, if the Conversion Purchase Price is less than $1.20 per Share (the “Floor Price”) on the Conversion Date, the Payee may not convert any portion of the Note on such Conversion Date at a price less than the Floor Price. On the 14th day of each successive month commencing with January 14, 2025 (each such day, an “Additional Conversion Date” and together with the First Conversion Date, the “Conversion Dates”), the Payee may convert a portion of any amounts outstanding under this Note to a number of Shares equal to (i) up to 20% of the outstanding principal balance of the Note plus accrued interest due under the Note divided by (ii) the Conversion Purchase Price (subject to the Floor Price). The Payee shall provide to the Maker two (2) Business Days’ written notice of its election to convert (if the Payee makes such election) a portion of the Note to Shares on each Conversion Date; provided that Payee may rescind such election on the Conversion Date if it elects to do so. Notwithstanding the foregoing, if the Payee provides written notice of its election to convert, the Maker may elect to pay to the Payee in U.S. dollars the portion of the Note that the Payee elected to convert (such payment to be made within two (2) Business Days following the Conversion Date). On the Maturity Date (the “Maturity Conversion Date” and together with the First Conversion Date and the Additional Conversion Date, the “Conversion Dates”), the remaining outstanding principal balance plus accrued interest due under the Note shall convert to a number of Shares equal to (i) 100% of the outstanding principal balance plus accrued interest due under the Note divided by (ii) the Conversion Purchase Price; provided, that, at the election of Maker, Maker shall not convert any portion of the Note on such date and Maker shall pay to the Payee in U.S. dollars the remaining outstanding principal balance plus accrued interest due under the Note on the Maturity Date. For purposes of this Note, “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to close.

The Shares, which shall be issued within two (2) Business Days following the Conversion Date or the Maturity Date (as applicable, the “Issue Date”), when issued, shall be duly authorized, validly issued, fully paid and non-assessable and shall be registered for resale under the Securities Act on the terms and conditions in section 7 hereof, or otherwise free of restrictive legends as permitted by applicable law, as of the Issue Date and will be delivered in book entry form in the name of, and delivered to, the Payee (or its designee) on the Issue Date. The Maker shall provide to the Payee written notice one (1) Business Days prior to the Issue Date setting forth the number of Shares to be issued (and the Maker shall consider in good faith any comments made by the Payee). In no event shall the Maker deliver a number of Shares that would cause the Payee, together with any other person with which the Payee is considered to be part of a group under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or with which the Payee otherwise files reports under Sections 13 and/or 16 of the Exchange Act, to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Act and the rules and regulations promulgated thereunder) of a number of shares of the Maker that exceeds 9.9% of the number of shares of the Maker that are outstanding as of the Issue Date (in which case the delivery of the portion of such shares that would exceed this limitation shall be delayed until the first day the delivery of such shares would not cause the holder to exceed exceeds 9.9% of the number of shares of the Maker that are outstanding as of the Issue Date (and no additional interest shall accrue on any such delayed portion while so delayed).

For purposes of this Note, the following capitalized terms have the following meanings:

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Maker’s common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page for the Maker (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Maker’s common stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Payee). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“VWAP Trading Day” means a day on which trading in the shares of the Maker’s common stock generally occurs on the principal U.S. national or regional securities exchange on which the Maker’s common stock is then listed or, if the Maker’s common stock are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the shares of the Maker’s common stock are then traded.

(b) Remaining Principal. All accrued and unpaid principal of this Note that is not then converted into Shares, shall continue to remain outstanding and to be subject to the conditions of this Note.

(c) Fractional Shares; Effect of Conversion. No fractional Shares shall be issued upon conversion of this Note. In lieu of any fractional Shares to the Payee upon conversion of this Note, the Maker shall pay to the Payee an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a Share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of any amounts specified in this Section 6(c), this Note shall be cancelled and void without further action of the Maker or the Payee, and the Maker shall be forever released from all its obligations and liabilities under this Note.

(d) Reservation of Shares. The Maker shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of this Note, such number of shares of common stock as shall from time to time be issuable upon the conversion of all amounts then outstanding under this Note.

7. Registration Rights.

(a) Filing of a Registration Statement. Maker shall prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement registering the resale of the Shares issuable upon conversion of this Note (the “Registration Statement”) as promptly as possible following the issue date of this Note and in any case within thirty (30) calendar days of such issuance, and shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof.

(b) Maker agrees to use its commercially reasonable efforts, subject to applicable law, to cause the Registration Statement, or another shelf registration statement that includes the Shares, to remain effective until the earliest of (i) the date on which Payee ceases to hold any Shares covered by such Registration Statement, or (ii) the first date on which Payee is able to sell all of the Shares issuable hereunder under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold. Maker’s obligations to include the Shares for resale in the Registration Statement are contingent upon Payee furnishing in writing to Maker such information regarding Payee, the securities held by Payee and the intended method of disposition of such Shares on a timely basis as shall be reasonably requested by Maker to effect the registration of such Shares, and execution of such documents in connection with such registration as Maker may reasonably request that are customary of a selling shareholder in similar situations, provided that Payee shall not in connection with the foregoing be required to execute any lock-up or similar agreement in respect of the Shares.

8. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 4 hereof that is continuing, the Payee may, by written notice to the Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 4(c) or 4(d), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.

9. Waivers. The Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to the Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and the Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

10. No Short Sales. So long as this Note is outstanding, Payee (and its permitted assigns in the event the Note is transferred in accordance with Section 15), may not enter into any short sale, derivative transaction or hedging transaction, or any other similar hedging transaction which shall have the effect of transferring the consequences of economic ownership with respect to any of the Company’s securities; provided, however, for the avoidance of doubt, this Section 10 shall not prohibit in any manner the sale, assignment or transfer of any Shares by Payee.

11. Notices. All notices, statements or other documents that are required or contemplated by this Note shall be in writing and delivered (i) personally or sent by first class registered or certified mail, overnight courier service to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party, or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally or by facsimile or electronic transmission; one (1) business day after delivery to an overnight courier service; or five (5) days after mailing if sent by first class registered or certified mail.

12. Construction. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

13. Severability. Any provision contained in this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

15. Successors and Assigns. The rights and obligations of the Maker and the Payee hereunder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of any party hereto (by operation of law or otherwise) with the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, however, that Payee may transfer or assign this Note to an affiliate of Payee without the prior written consent of Maker; further provided the Payee shall promptly provide notice to the Maker of any such assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

BRAND ENGAGEMENT NETWORK INC.

By:	/s/ Michael Zacharski
Name:	Michael Zacharski
Title:	Chief Executive Officer

Acknowledged and agreed as of the date first above written.

J.V.B. FINANCIAL GROUP, LLC

By:	/s/ Jerry Serowik
Name:	Jerry Serowik
Title:	Managing Director